Exhibit 5.1

YIGAL ARNON & CO.
ADVOCATES AND NOTARY

Tel Aviv	August 31, 2004
Ref.	YA Opinion

Direct Dial: Direct Fax: E-mail:	972-3-6087842 972-3-608-7713 or - 7714 orly@arnon.co.il

Nexus Telocation Systems Ltd.
1 Korazin Street
Givatayim
Israel

Ladies and Gentlemen:

Re:     Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel for Nexus Telocation Systems Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering an additional 3,000,000 of its Ordinary Shares, par value New Israeli Shekel 0.03 per share (the “Option Shares”), under the Nexus Telocation Systems Ltd. Employee Share Option Plan 2003 (the “Plan”). The Registration Statement is being filed further to the Registration Statement on Form S-8 filed with the Securities Exchange Commission on March 9, 2004, file number 333-113420, under which 15,000,000 of the Company’s Ordinary Shares, par value New Israeli Shekel 0.03 per share, were registered under the Plan.

On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise of options granted or hereafter granted under the Plan in accordance with the provisions of the Plan and the related option agreements (including payment of the option exercise price provided for therein), will be fully paid and nonassessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

YIGAL ARNON & CO.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Yigal Arnon & Co. —————————————— Yigal Arnon & Co.